Exhibit (a)(1)(iv)

Second Email to All Eligible Participants

To:	Eligible Phathom Employees and Consultants
From:	Joe Hand, Chief Administrative Officer
Date:	[ ], 2023
Subject:	Important Reminders Regarding Phathom’s Option Exchange

Dear Colleagues,

[Following the Option Exchange Information Session, I wanted to send a recap of some important items covered.] As a reminder, this is a voluntary, one-time opportunity for eligible stock option holders to exchange certain underwater options for a smaller number of new RSUs at a rate of 1 RSU for every 2 shares underlying an eligible stock option you hold.

Important Dates:

•	June 15– July 14, 2023: Employees can elect whether to exchange options on a grant-by-grant basis through the www.myoptionexchange.com portal.

•	July 14, 2023: The option exchange window closes at 11:59 p.m. ET. At this time, exchanged options will be cancelled and replacement RSUs will be granted.

•	Week of July 24, 2023: Replacement RSU agreements will be available for acceptance in your E*Trade account.

Key Highlights:

•	You may elect to exchange either all or none of the shares subject to any given stock option grant. No partial exchanges will be permitted.

•	The new RSUs granted in the option exchange will vest 1/3 every year, with the first vesting date occurring on the first anniversary of the closing of the option exchange window.

•

Your new RSUs will be subject to the terms and conditions of an RSU agreement between you and Phathom. In all events, vesting is subject to continued service with us through the applicable vesting date. Your participation in the option exchange and receipt of any new RSUs does not provide any guarantee or promise of continued service with us.

To log-in to the option exchange portal, please visit www.myoptionexchange.com:

•	Your Login ID is your Phathom email address

•	Your Password: You will be required to set and confirm your password during your initial login, and a code will be sent to your email to confirm your identity.

We recommend that you consult your personal financial, legal and/or tax advisors to address questions regarding your decision whether to participate in the option exchange.

If you still have questions, please reach out to me or email stockadmin@phathompharma.com.

Sincerely,

Joe Hand

Chief Administrative Officer

Phathom Pharmaceuticals, Inc.